UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 12, 2014

SERVICENOW, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35580	20-2056195
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3260 Jay Street
Santa Clara, California	95054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 501-8550
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01:	Entry Into a Material Definitive Agreement.
On December 12, 2014, ServiceNow, Inc. (“ServiceNow”) entered into a Lease (the “Lease”) with S1 55 LLC, a California limited liability company, pursuant to which the Company will lease approximately 328,867 square feet of space, located at 2215 Lawson Lane, 2225 Lawson Lane, and 2235 Lawson Lane, Santa Clara, California (collectively, the “Premises”). The initial term of the Lease is expected to commence on August 15, 2015, although the commencement date may be extended in certain circumstances if specified improvements to the Premises have not been completed by such date. The initial term shall be for twelve (12) years following the commencement date. ServiceNow has two (2) options to renew the Lease for additional terms of five (5) years each and also has additional rights with respect to space in additional properties that the landlord may develop.
ServiceNow anticipates that it will commence paying monthly base rent for the Premises during the first quarter of 2016, in an amount of approximately $970,000 per month, increasing annually up to approximately $1.2 million per month in the final year of the initial term of the Lease, for a total minimum payment of approximately $151.1 million over the initial term of the Lease. In addition to its monthly rent obligations, ServiceNow will be responsible for the operating costs and taxes associated with the Premises.
The foregoing is a summary description of certain terms of the Lease and is qualified in its entirety by reference to the full text of the Lease, a copy of which is filed as Exhibit 10.1 hereto and incorporated by reference herein.
Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth above and referenced under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description of Exhibits

10.1	Lease dated December 12, 2014 by and between ServiceNow, Inc. and S1 55 LLC.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SERVICENOW, INC.

Date: December 15, 2014	By:	/s/ Michael P. Scarpelli
Michael P. Scarpelli Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

10.1	Lease dated December 12, 2014 by and between ServiceNow, Inc. and S1 55 LLC.